                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  /X/
Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           Oracle Systems Corporation
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                           Oracle Systems Corporation
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed
     pursuant to Exchange Act Rule    0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

                            [ORACLE LOGO GOES HERE]

                               500 Oracle Parkway
                         Redwood City, California 94065

September 12, 1994
To our Stockholders:

     You are cordially invited to attend the Annual Meeting of Stockholders of Oracle Systems Corporation (the "Company"). The Annual Meeting will be held on Monday, October 10, 1994, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California.

     The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.

     Included with the Proxy Statement is a copy of the Company's Annual Report on Form 10-K for fiscal year 1994. We encourage you to read the Form 10-K. It includes information on the Company's operations, markets, products and services, as well as the Company's audited financial statements.

     Please use this opportunity to take part in the affairs of the Company by voting on the business to come before this meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

     We look forward to seeing you at the Annual Meeting.

                                            Sincerely,

                                            LAWRENCE J. ELLISON
                                            President and Chief
                                            Executive Officer

                            [ORACLE LOGO GOES HERE]

                               500 ORACLE PARKWAY
                         REDWOOD CITY, CALIFORNIA 94065

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To our Stockholders:

     The Annual Meeting of Stockholders of the Company will be held on Monday, October 10, 1994, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California, for the following purposes:

     1.  To elect a Board of Directors to serve for the ensuing year.

     2. To approve the adoption of the Company's Executive Officers 1995 Bonus Plan.

     3. To approve an amendment to the Company's 1991 Long-Term Equity Incentive Plan limiting the number of shares that may be granted to any individual thereunder.

     4. To ratify the appointment of Arthur Andersen & Co. as independent public accountants for the Company for the current fiscal year.

     5. To transact any other business that may properly come before the meeting.

     Stockholders of record at the close of business on August 29, 1994 will be entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof.

                                            By Order of the Board of Directors

                                            RAYMOND L. OCAMPO, JR.
                                            Senior Vice President,
                                            General Counsel & Secretary

Redwood City, California
September 12, 1994

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                PROXY STATEMENT

                               SEPTEMBER 12, 1994

     The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of Oracle Systems Corporation, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held on Monday, October 10, 1994, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, located at 223 Twin Dolphin Drive, Redwood City, California. All holders of record of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), on August 29, 1994, the record date, will be entitled to vote at the Annual Meeting. At the close of business on the record date, the Company had 286,139,992 shares of Common Stock outstanding and entitled to vote. A majority, or 143,069,997, of these shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. This Proxy Statement, the accompanying proxy, and the Company's Annual Report on Form 10-K were first mailed to stockholders on or about September 12, 1994. The Company's Annual Report on Form 10-K contains the information required by Rule 14a-3 of the Rules of the Securities and Exchange Commission (the "SEC").

                   VOTING RIGHTS AND SOLICITATION OF PROXIES

     Stockholders are entitled to one vote for each share of Common Stock held. Shares of Common Stock may not be voted cumulatively.

     Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it either before the meeting at which the matter voted by proxy is acted upon or at the meeting before the vote on the matter. A proxy may be revoked by a later proxy that is signed by the person who signed the earlier proxy and presented at the meeting or by attendance at the meeting and voting in person.

     The expense of printing and mailing proxy material will be borne by the Company. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers, and other employees of the Company by personal interview, telephone, or facsimile. No additional compensation will be paid for such solicitation. The Company also has retained Harris Trust and Savings Bank to assist in the solicitation of proxies. Harris Trust and Savings Bank will receive a fee for such services of approximately $2,750 plus out-of-pocket expenses, which will be paid by the Company. The Company will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     At the Annual Meeting, the stockholders will elect directors to hold office until the next annual meeting of stockholders and until successors have been duly elected and qualified or until any such director's earlier resignation or removal. Shares represented by the accompanying proxy will be voted for the election of the six nominees recommended by the Board of Directors, unless the proxy is marked in such a manner as to withhold authority to vote or as to vote for one or more alternate candidates. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxyholder may determine. The Company is not aware of any nominee who will be unable to or for good cause will not serve as a director.

DIRECTORS

     The following incumbent directors are being nominated for reelection to the
Board: Lawrence J. Ellison, James A. Abrahamson, Donald L. Lucas, Joseph B. Costello, Delbert W. Yocam and Michael J. Boskin.

REQUIRED VOTE

     Directors are elected by a plurality of votes cast. Votes withheld and broker non-votes are not counted toward a nominee's total.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
              FOR THE ELECTION OF EACH OF THE NOMINATED DIRECTORS.

     MR. ELLISON, 50, is one of the Company's founders and has been President, Chief Executive Officer, and a director of the Company since May 1977 and was Chairman of the Board from April 1990 until September 1992. He has been a member of the Executive Committee since 1986. Prior to 1977, Mr. Ellison served as Vice President of Systems Development at Omex Corporation, a manufacturer of laser recording devices for image processing, and in various technical positions at Ampex Corporation, Advanced Research Division, an electronics manufacturer, and Amdahl Corporation, a computer manufacturer. Mr. Ellison is also a director of NeXT Computer, Inc.

     MR. ABRAHAMSON, 61, has been a director of the Company, Chairman of the Board, and a member of the Executive Committee since September 1992. He served as Executive Vice President for Corporate Development for Hughes Aircraft Company from October 1989 to April 1992 and President of the Transportation Sector for Hughes Aircraft Company from April 1992 to September 1992. Mr. Abrahamson directed the Strategic Defense Initiative from April 1984 until he retired from the Air Force in January 1989 at the rank of Lieutenant General. Mr. Abrahamson is also a director of Western Digital Corporation.

     MR. LUCAS, 64, has been a director of the Company since March 1980. He has been Chairman of the Executive Committee since 1986 and Chairman of the Finance and Audit Committee since 1987. Mr. Lucas has been a member of the Compensation Committee since 1989. He was Chairman of the Board from October 1980 through March 1990. He has been a venture capitalist since 1960. He is also a director of Cadence Design Systems, Inc., Delphi Information Systems, Inc., ICOT Corporation, Kahler Corporation, Macromedia, Inc., Quantum Health Resources, Inc., Racotek, Inc., Tri Care, Inc. and Tricord Systems, Incorporated.

     MR. COSTELLO, 40, has been a director of the Company since April 1990. He has been a member of the Compensation Committee since May 1990 and was a member of the Finance and Audit Committee from July 1991 through March 1992. He has been President and a director of Cadence Design Systems, Inc. since May 1988 and its Chief Executive Officer since June 1988. He also served as President and Chief Operating Officer at SDA Systems, a predecessor to Cadence Design Systems, Inc., from March 1987 to May 1988, as the Vice President of Marketing from March 1986 to March 1987, and as Director of Technical Operations from September 1984 to March 1986.

     MR. YOCAM, 50, has been a director of the Company and has been a member of the Finance and Audit Committee since March 1992. Mr. Yocam has been President, Chief Operating Officer and a director of Tektronix, Inc. since September 1992. He was an independent consultant from November 1989 until September 1992. Mr. Yocam was with Apple Computer, Inc. from November 1979 through November 1989, serving in a variety of executive management positions including Chief Operating Officer from August 1986 to August 1988 and President of Apple Pacific, Inc., a subsidiary of Apple Computer, Inc., from August 1988 to November 1989. Mr. Yocam is also a director of Adobe Systems, Inc. and AST Research, Inc.

     DR. BOSKIN, 48, has been a director of the Company since May 1994. He has been a member of the Finance and Audit Committee since July 1994. Dr. Boskin has been a professor of economics at Stanford University since 1971 and principal of Boskin & Co., a consulting firm, since 1980. He was Chairman of the President's Council of Economic Advisers from February 1989 until January 1993. Dr. Boskin is also a director of HealthCare COMPARE Corp.

DIRECTOR COMPENSATION

     The Company currently pays Mr. Costello, Mr. Yocam and Dr. Boskin directors' fees of (1) $1,000 for each regularly scheduled Board meeting attended, (2) $2,000 per day for each special meeting or committee meeting attended on days when there are no Board meetings, and (3) an annual retainer of $25,000. Mr. Lucas is paid an annual retainer of $100,000. Messrs. Ellison and Abrahamson are officers of the Company and are not separately compensated as directors of the Company. Non-employee members of the Board also participate in the Company's 1993 Directors' Stock Option Plan, which provides for the following grants of options to purchase Common Stock of the Company to non-employee members of the Board: 25,000 options as of the date an individual becomes a non-employee director; 7,500 options on May 31 of each year provided such director has served on the Board for at least six months; 17,500 options on May 31 of each year to the director (or directors) who serves as chairman of either the Executive Committee or the Finance and Audit Committee (or both) provided such director has served in such capacity for at least one year.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

     The Board of Directors met four times at regularly scheduled meetings during fiscal year 1994 and during that same period acted six times by unanimous written consent. Standing committees of the Board currently include, among others, an Executive Committee, a Finance and Audit Committee, a Compensation Committee, and a Nominating Committee.

     Messrs. Ellison, Abrahamson, and Lucas are presently the members of the Executive Committee. The Executive Committee did not meet during fiscal year 1994, but during that same period acted three times by unanimous written consent. Unless otherwise determined by the Board, the Executive Committee is vested with all the powers of the Board of Directors, except that the Executive Committee cannot take action to have the Company acquire another company, liquidate the Company, sell all or substantially all of the Company's assets, merge the Company with another company where the Company is not the surviving entity, or take any other action not permitted to be delegated to a committee under Delaware law or the Company's Bylaws.

     Messrs. Lucas, Yocam and Boskin are presently the members of the Finance and Audit Committee. The Finance and Audit Committee met four times during fiscal year 1994. The Finance and Audit Committee reviews financial and auditing issues of the Company, including the Company's choice of independent public accounting firms, and makes recommendations to the Board of Directors.

     Messrs. Costello, Lucas, and Yocam are presently the members of the Compensation Committee. The Compensation Committee met two times during fiscal year 1994, and during that same period acted twenty-six times by unanimous written consent. The Compensation Committee reviews and sets the compensation of the Company's Chief Executive Officer and certain other officers of the Company, including salary, bonuses and other incentive plans, stock options, and other forms of compensation. The Compensation Committee also administers the stock option plans of the Company.

     Messrs. Abrahamson, Costello and Boskin are presently the members of the Nominating Committee. The Nominating Committee did not meet during fiscal year 1994, but during that same period acted once by unanimous written consent. The Nominating Committee recommends qualified candidates for election as officers and directors of the Company. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by writing to the Secretary of the Company, giving the candidate's name, biographical data and qualifications.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of August 29, 1994, with respect to the beneficial ownership of the Company's Common Stock by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table; and (iv) all current executive officers and directors as a group.

                                                       AMOUNT AND
                                                       NATURE OF
                                                       BENEFICIAL        PERCENT
        NAME AND ADDRESS OF BENEFICIAL OWNER          OWNERSHIP(1)       OF CLASS
- - ----------------------------------------------------  ------------     ------------
Lawrence J. Ellison(2)..............................   67,302,794          23.52
  500 Oracle Parkway,
  Redwood City, CA 94065
Fidelity Management and Research Co.................   25,399,818           8.88
  82 Devonshire Street,
  Boston, MA 02109
Twentieth Century Companies, Inc....................   15,379,900           5.37
  4500 Main Street,
  Kansas City, MO 64141
Raymond J. Lane(3)..................................      348,314              *
Jeffrey O. Henley...................................      250,000              *
James A. Abrahamson(4)..............................      144,000              *
Raymond L. Ocampo, Jr...............................       80,000              *
Donald L. Lucas(5)..................................       32,500              *
Joseph B. Costello..................................        2,500              *
Delbert W. Yocam....................................        2,500              *
Michael J. Boskin...................................            0              *
All current executive officers and directors as a
  group (10 persons)(6).............................   68,173,704          23.83

- - ---------------

  * Less than 1%

(1) Unless otherwise indicated below, each person listed had sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Includes 1,570,000 shares subject to an option exercisable within 60 days.

(3) Includes 325,000 shares subject to an option exercisable within 60 days.

(4) Includes 75,000 shares subject to an option exercisable within 60 days.

(5) Includes 5,000 shares owned of record by Mr. Lucas' Keogh Profit Sharing Trust and 10,000 shares owned of record by Mr. Lucas or his successor trustee under a trust agreement for the benefit of Mr. Lucas and his wife. Includes 17,500 shares subject to an option exercisable within 60 days.

(6) Includes all shares described in notes (2)-(5) above.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table provides certain summary information concerning compensation paid by the Company to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (determined as of May 31, 1994) (hereinafter referred to as the "named executive officers") for the fiscal years ended May 31, 1994, 1993 and 1992:

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                       ANNUAL COMPENSATION              OTHER            AWARDS
                                ---------------------------------      ANNUAL        ---------------
                                           SALARY        BONUS     COMPENSATION(1)   OPTIONS/SARS(2)       ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR        ($)           ($)            ($)               (#)          COMPENSATION(3)($)
- - ------------------------------  -----    ----------    ----------  ---------------   ---------------    ---------------
Lawrence J. Ellison             1994     $1,015,008    $1,394,610     $       0           200,000            $ 189
President and Chief             1993     $1,000,000    $1,150,000     $       0           200,000            $ 432
Executive Officer               1992     $  900,000    $  200,000                       1,600,000
Raymond J. Lane                 1994     $  514,992    $  707,610     $       0           300,000            $ 189
Executive Vice President        1993     $  458,940    $  527,781             0           700,000            $ 396
and President, Worldwide
Operations (from June 1992)
James A. Abrahamson(4)          1994     $  429,002    $  418,960     $ 153,460(5)         50,000            $ 189
Chairman (from                  1993     $  247,868    $  200,000     $ 244,694(5)        400,000            $ 288
September 1992)
Jeffrey O. Henley               1994     $  364,992    $  501,510     $       0           100,000            $ 189
Executive Vice President        1993     $  350,000    $  402,500             0           100,000            $ 432
and Chief Financial             1992     $  300,000    $  200,000                               0
Officer
Raymond L. Ocampo, Jr.          1994     $  248,758    $   70,000     $       0                 0            $   0
Senior Vice President,          1993     $  220,000    $   60,000     $       0                 0            $   0
General Counsel &               1992     $  180,000    $   50,000                               0
Secretary

- - ---------------

(1) Pursuant to regulations issued by the Securities and Exchange Commission, "Other Annual Compensation" and "All Other Compensation" is reported only for fiscal years 1993 and 1994.

(2) All figures in this column reflect options to purchase common stock.

(3) All amounts in this column reflect premiums paid for group term life insurance.

(4) Mr. Abrahamson has an arrangement with the Company whereby the Company will forgive certain indebtedness annually and in the event of his termination. See "Executive Compensation -- Transactions and Legal Actions Involving Management." An aggregate of $151,250 in principal and interest was forgiven in fiscal year 1994.

(5) The 1994 figure includes reimbursement of $2,210 for moving expenses and $151,250 for forgiveness of indebtedness. The 1993 figure includes reimbursement of $82,237 for moving expenses and $146,096 for forgiveness of indebtedness. See Note 4 above.

STOCK OPTIONS

     The following table sets forth information concerning the grant of stock options to each of the named executive officers in fiscal year 1994:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                               INDIVIDUAL GRANTS
                            --------------------------------------------------------     POTENTIAL REALIZABLE
                                              PERCENT OF                                   VALUE AT ASSUMED
                                                TOTAL                                      ANNUAL RATES OF
                             NUMBER OF       OPTIONS/SARS                                    STOCK PRICE
                             SECURITIES       GRANTED TO                                   APPRECIATION FOR
                             UNDERLYING      EMPLOYEES IN   EXERCISE OR                      OPTION TERM
                            OPTIONS/SARS        FISCAL      BASE PRICE    EXPIRATION   ------------------------
          NAME                GRANTED         YEAR 1994       ($/SH)         DATE        5% ($)       10% ($)
- - ------------------------    ------------     ------------   -----------   ----------   ----------   -----------
Lawrence J. Ellison.....       200,000(1)        4.93%        $34.125       5/31/04    $4,292,206   $10,877,292
James A. Abrahamson.....        50,000(1)        1.23%        $34.125       5/31/04    $1,073,051   $ 2,719,323
Jeffrey O. Henley.......       100,000(1)        2.47%        $34.125       5/31/04    $2,146,103   $ 5,438,646
Raymond J. Lane.........       300,000(1)        7.40%        $34.125       5/31/04    $6,438,309   $16,315,938
Raymond L. Ocampo,
  Jr. ..................             0             --              --            --            --            --

- - ---------------

(1) Each of the indicated options was granted on May 31, 1994 and vests at the rate of 25% per annum. Options will become immediately exercisable if fifty percent of the voting stock of the Company is acquired in a transaction or series of transactions expressly disapproved by the Board. Each option was granted under the Company's 1991 Long-Term Equity Incentive Plan and has an exercise price equal to the fair market value of the Common Stock on the date of grant.

     The following table sets forth information with respect to the named executive officers concerning exercises of options during fiscal year 1994 and unexercised options held as of the end of fiscal year 1994:

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                                       VALUE OF UNEXERCISED
                                                           SECURITIES UNDERLYING           IN-THE-MONEY
                                                              OPTIONS/SARS AT             OPTIONS/SARS AT
                               SHARES                       FISCAL YEAR-END(#)          FISCAL YEAR-END($)
                             ACQUIRED ON      VALUE      -------------------------   -------------------------
           NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
- - ---------------------------  -----------   -----------   -------------------------   -------------------------
Lawrence J. Ellison........          0     $         0     1,170,000/1,150,000         $34,909,525/$25,609,375
James A. Abrahamson........      6,000     $   118,500         94,000/ 350,000         $ 1,887,688/$ 6,070,313
Jeffrey O. Henley..........    175,000     $ 4,126,548        300,000/ 425,000         $ 8,456,250/$ 8,370,313
Raymond J. Lane............          0     $         0        175,000/ 825,000         $ 4,282,813/$12,848,438
Raymond L. Ocampo, Jr......     46,000     $ 1,270,297         42,500/ 150,000         $ 1,411,797/$ 4,629,688

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee consists of Messrs. Lucas, Costello and Yocam. In December 1993, Mr. Lucas and a partner purchased an airplane from the Company by making the high bid of $1,500,000 in a competitive bidding procedure. In March 1994, Tektronix, Inc. paid the Company approximately $4,800,000 to purchase software licenses and related services. Mr. Yocam is President, Chief Operating Officer and a director of Tektronix, Inc. Since February 1989, Cadence Design Systems, Inc. has paid the Company an aggregate of approximately $2,134,000 to purchase software licenses and related services. Mr. Costello is President and a Director of Cadence Design Systems, Inc. See "Executive Compensation -- Transactions and Legal Actions Involving Management."

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act") that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report and the Performance Graph which follows shall not be deemed to be incorporated by reference into any such filing.

Membership and Role of the Compensation Committee

     The Compensation Committee (the "Committee") consists of the following non-employee members of the Company's Board of Directors: Mr. Costello, who serves as Chairman, Mr. Lucas and Mr. Yocam.

     The Committee reviews and determines the Company's executive compensation objectives and policies and administers the Company's stock plans. The Committee reviews and sets the compensation of the Company's Chief Executive Officer and certain other officers.

     In 1993 the Internal Revenue Code of 1986, as amended (the "Code"), was amended to add Section 162(m). Section 162(m) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to certain of the Company's highest paid executives. Certain performance based compensation that has been approved by stockholders is not subject to the deduction limit. The Company intends to qualify certain compensation paid to executive officers for deductibility under the Code, including new Section 162(m). The Company is submitting for a vote of the stockholders at the Annual Meeting the Executive Officers 1995 Bonus Plan and an amendment to the 1991 Long-Term Equity Incentive Plan to maximize the tax deductibility of awards under such plans. However, the Company may from time to time pay compensation to its executive officers that may not be deductible.

Compensation Program

     Objectives

     The Objectives of the Company's executive compensation program are to:

        --Attract and retain highly talented and productive executives.

        --Provide incentives for superior performance by paying above-average compensation.

        --Align the interests of the executive officers with the interests of the Company's stockholders by basing a significant portion of compensation upon the Company's performance.

     Components

     The Company's executive compensation program combines the following three components, in addition to the benefit plans offered to all employees: base salary; annual bonus; and long-term incentive compensation consisting of stock option grants.

     It is the Company's policy to set base salary levels, annual bonuses and long-term incentive compensation above an average of select corporations to which the Company compares its executive compensation. The Company selects such corporations on the basis of several factors, such as their size and complexity, the nature of their businesses, the regions in which they operate, the structure of their compensation programs (including the extent to which they rely on bonuses and other contingent compensation) and the availability of compensation information. The corporations with which the Company compares its compensation are not necessarily those included in the indices used to compare the stockholder return in the Stock Performance Chart. Further, the corporations selected for such comparison may vary from year to year based upon market conditions and changes in both the Company's and the corporations' businesses over time. The Company believes that above-average compensation levels are necessary to attract and retain high caliber executives necessary for the successful conduct of the Company's business.

     Each component of the Company's executive compensation program serves a specific purpose in meeting the Company's objectives.

     Base salary. The Committee annually reviews the salaries of the Company's executives. When setting base salary levels, in a manner consistent with the objectives outlined above, the Committee considers competitive market conditions for executive compensation, Company performance and individual performance.

     The measures of individual performance considered in setting fiscal year 1994 salaries included, to the extent applicable to an individual executive officer, several quantitative and qualitative factors such as the Company's historical and recent financial performance in the principal area of responsibility of the officer (including such measures as gross margin, net income, sales, customer count and market share), the individual's progress toward non-financial goals within his area of responsibility, individual performance, experience and level of responsibility and other contributions made to the Company's success. The Committee has not found it practicable, nor has it attempted, to assign relative weights to the specific factors used in determining base salary levels, and the specific factors used may vary among individual officers. As is typical for most corporations, payment of base salary is not conditioned upon the achievement of any specific, pre-determined performance targets.

     Annual bonus. The Company's Executive Officers 1995 Bonus Plan (the "Bonus Plan") seeks to motivate executives to work effectively to achieve the Company's financial performance objectives and to reward them when objectives are met. Executive bonus payments are based upon combinations of the following measures of the Company's financial performance: earnings per share; revenue growth; and cash flow from operations (excluding certain capital investments and extraordinary items) and are adjusted based upon the Company's performance relative to competitors. In order to maximize the deductibility of future bonuses under new Section 162(m) of the Code, the Company is requesting stockholders to approve the Bonus Plan at the Annual Meeting. Details concerning the Bonus Plan are set forth on pages 12-13.

     Long-term incentive compensation.  The Company believes that option grants
(1) align executive interests with stockholder interests by creating a direct link between compensation and stockholder return, (2) give executives a significant, long-term interest in the Company's success, and (3) help retain key executives in a competitive market for executive talent.

     The Company's 1990 Executive Officers Stock Option Plan and 1991 Long-Term Equity Incentive Plan authorize the Committee to grant stock options to executives. Option grants are made from time to time to executives whose contributions have or will have a significant impact on the Company's long-term performance. The Company's determination of whether option grants are appropriate each year is based upon individual performance measures established for each individual. Options are not necessarily granted to each executive during each year. Generally, options granted to executive officers vest in equal annual installments over a period of four years and expire ten years from the date of grant. In order to maximize the deductibility of compensation relating to stock option exercises under new Section 162(m) of the Code, the Company is requesting stockholders to approve an amendment to the 1991 Long-Term Equity Incentive Plan at the Annual Meeting. Details on stock options granted to certain executive officers are provided in the table entitled "Option Grants in Last Fiscal Year." Details on the proposed amendment to the 1991 Long-Term Equity Incentive Plan are set forth on pages 13-18.

     Benefits. The Company believes that it must offer a competitive benefit program to attract and retain key executives.

     During fiscal year 1994 the Company provided medical and other benefits to its executive officers that are generally available to the Company's other employees. In addition, the Company also makes available for purchase by members of its Management Committee medical coverage for dependents not otherwise covered by the Company's other benefit plans.

     Compensation of the Chief Executive Officer. The Chief Executive Officer's compensation plan includes the same elements and performance measures as the plans of the Company's other senior executives. The Compensation Committee believes that Mr. Ellison's total compensation reflects the unique contributions that he makes to the Company's long-term strategic performance as one of the leading innovators of the technology industry.

     Mr. Ellison's salary and bonus for fiscal year 1994 increased 1.5% and 17.6%, respectively, over the previous fiscal year. The Committee believes that such increases are appropriate based upon the Company's financial performance, including earnings per share, revenue growth and cash flow from operations.

Submitted by:  Joseph B. Costello, Chairman
               Donald L. Lucas
               Delbert W. Yocam

STOCK PERFORMANCE CHART

     The graph below compares the cumulative total stockholder return on the Company's Common Stock with the cumulative total return on the Standard & Poor's 500 Index and the Hambrecht & Quist ("H&Q") Technology Index for the five fiscal years commencing May 31, 1989 and ending May 31, 1994, assuming an investment of $100 and the reinvestment of any dividends.

     The comparisons in the graph below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company's Common Stock.

   MEASUREMENT
     PERIOD          ORACLE          S&P
  (FISCAL YEAR       SYSTEMS         500          H&Q
    COVERED)       CORPORATION      INDEX      TECHNOLOGY
- - -----------------  -----------      -----      ----------
Measurement point
  5/31/89             $ 100         $100          $100
FYE 5/31/90           $ 130         $117          $107
FYE 5/31/91           $  49         $130          $117
FYE 5/31/92           $  98         $143          $129
FYE 5/31/93           $ 274         $160          $149
FYE 5/31/94           $ 449         $167          $160

TRANSACTIONS AND LEGAL ACTIONS INVOLVING MANAGEMENT

     From June 1, 1993 to the present, there have been no transactions between the Company and any executive officer, director, 5% beneficial owner of the Company's Common Stock, or member of the immediate family of the foregoing persons in which one of the foregoing individuals or entities had an interest of more than $60,000, except for the following:

     As previously announced, the Company develops software products for a computer manufactured by nCUBE, a manufacturer of massively-parallel supercomputers. Mr. Ellison owns a controlling interest in nCUBE. During fiscal year 1994, the Company purchased from nCUBE computer equipment in the aggregate amount of approximately $2,031,000 and maintenance and related services in the aggregate amount of approximately $1,722,000. The Company has loaned nCUBE certain computer hardware (used primarily to facilitate communications between the company and nCUBE and for development work requested by the Company) and nCUBE has loaned certain computer hardware to the Company.

     In December 1993, Mr. Lucas, a director of the Company, and a partner purchased an airplane from the Company by making the high bid of $1,500,000 in a competitive bidding procedure. In March 1994, Tektronix, Inc. paid the Company approximately $4,800,000 to purchase software licenses and related services. Mr. Yocam, a director of the Company, is President, Chief Operating Officer and a director of Tektronix, Inc. Since February 1989, Cadence Design Systems, Inc. has paid the Company an aggregate of approximately $2,134,000 to purchase software licenses and related services. Mr. Costello is President and a director of Cadence Design Systems, Inc.

     In July 1991, the Company loaned George Koch, who was at the time an executive officer of the Company, $100,000 in the form of a secured note bearing interest at the rate of 8% per annum. Mr. Koch repaid the note in full during fiscal year 1994. The largest aggregate amount outstanding under the note during fiscal year 1994 was $118,959.

     In October 1991, the Company loaned Terence Garnett, who was at the time an executive officer of the Company, $185,000 in the form of a secured note bearing interest at the rate of 8% per annum. Mr. Garnett repaid the note in full during fiscal year 1994. The largest aggregate amount outstanding under the note during fiscal year 1994 was $220,277.

     In October 1992, the Company loaned Mr. Abrahamson $500,000 in the form of an unsecured interest bearing note, the proceeds of which were used for the purpose of covering the cost of relocating his primary residence. The note accrues interest at 7% per annum. The principal and interest are due on May 31, 1996, provided, however, that if Mr. Abrahamson remains employed by the Company, $125,000 of the principal amount of the loan together with any accrued interest has been or will be forgiven on each of May 31, 1993, May 31, 1994, May 31, 1995 and May 31, 1996. In the event that Mr. Abrahamson voluntarily terminates his employment with the Company or is terminated for good cause, the outstanding principal and any accrued interest will become immediately due and payable. If Mr. Abrahamson is terminated for the convenience of the Company, then the outstanding principal and accrued interest will be forgiven in full. The largest aggregate amount outstanding under the loan during fiscal year 1994 was $401,250.

     In December 1993, the Company entered into an arrangement in connection with Geoffrey W. Squire's resignation as Executive Vice President and Chief Executive, International Operations (the "Settlement"). The parties to the Settlement contemplate that Mr. Squire will not take employment with a competitor of the Company until at least June 1996. The parties to the Settlement also contemplate that Mr. Squire will not compete in certain of the Company's fields of business until at least January 1997. The Settlement also contains mutual general releases between the Company and Mr. Squire and certain other covenants. In consideration for these covenants and releases, Mr. Squire was permitted to vest as to options to purchase 91,805 shares of Common Stock of the Company, which were scheduled to vest within ten weeks of his resignation. Options to purchase 508,195 shares of Common Stock were canceled upon Mr. Squire's resignation. Also in consideration for the covenants and releases, Mr. Squire received nine weeks' salary and continuation of certain benefits coverage, $105,330 as a final payment under the Oracle Executive Bonus Plan and the lump sum payment of $140,620. As further consideration and contingent upon compliance with the provisions of the Settlement, Mr. Squire will receive the sum of $1,157,625 in January 1997 and cancellation of a promissory note executed by Mr. Squire in favor of the Company in the amount of $650,000.

     Class action and derivative lawsuits were filed in the United States District Court, Northern District of California, on and after March 29, 1990. The class actions were brought by and on behalf of purchasers of the Common Stock of the Company (and purchasers of call options for the Company's Common Stock) during the period July 11, 1989 through September 26, 1990, and named as defendants the Company and certain of its present and former officers and directors. Plaintiffs in the class actions alleged that during the class period the defendants violated federal securities laws and state common law by artificially inflating the price of the Company's Common Stock (and call options for the Company's Common Stock) through alleged misrepresentations and nondisclosures regarding the Company's actual and prospective financial condition. The derivative lawsuits were brought by Company stockholders, allegedly on behalf of the Company, against certain of the Company's present and former officers and directors. The derivative suits claimed that these officers and directors breached their fiduciary duties to the Company and its stockholders through similar alleged misrepresentations and nondisclosures, and by selling the Company's securities while allegedly in possession of material nonpublic information. Collectively, the plaintiffs in the suits sought compensatory and other damages and disgorgement of profits from the individual defendants. The plaintiffs in the derivative suits also sought to order a new election of directors of the Company. An action against the Company's independent auditors, containing allegations related to those alleged in the class action, was filed on April 2, 1991 and was consolidated with the pending class action and derivative lawsuits. The Court certified a plaintiff class consisting of purchasers of Common Stock (and call options for the Common Stock) of the Company during the period from July 11, 1989 through September 26, 1990.

     On February 1, 1993, all parties entered into agreements to settle the class action and derivative lawsuits. The class agreement provided for payment by the Company of $23.25 million in five installments to a custodial account for disbursement upon order of the Court. As of May 31, 1994, all installment payments had been made. The derivative agreement provided for payment by the Company of up to $750,000 in attorneys' fees if so ordered by the Court.

     On May 24, 1994, the Court issued an order approving the class and derivative settlements. In its order, the Court awarded derivative counsel $525,000 in attorneys' fees and $69,385 in costs, which fees and costs have been paid by the Company. On July 5, 1994, the Court dismissed the class and derivative actions and entered final judgment in both actions.

     See also "Compensation Committee Interlocks and Insider Participation."

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than 10% of the Company's Common Stock (collectively, "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and NASDAQ. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received or written representations from Reporting Persons, the Company believes that with respect to the fiscal year ended May 31, 1994 all the Reporting Persons complied with all applicable filing requirements.

                       PROPOSAL NO. 2 -- ADOPTION OF THE

                       EXECUTIVE OFFICERS 1995 BONUS PLAN

     On May 31, 1994, the Compensation Committee unanimously approved the adoption of the Executive Officers 1995 Bonus Plan (the "Bonus Plan"), and the Board directed that the Bonus Plan be submitted to the stockholders at the 1994 Annual Meeting. Targets set in May 1994 for the applicable performance period shall be null and void and no payments pursuant thereto may be made if the Bonus Plan is not approved by the stockholders of the Company.

     The purpose of the Bonus Plan is to motivate executives to achieve the Company's financial performance objectives and to reward them when those objectives are met.

REQUIRED VOTE

     Approval of the adoption of the Executive Officers 1995 Bonus Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
        APPROVAL OF ADOPTION OF THE EXECUTIVE OFFICERS 1995 BONUS PLAN.

DESCRIPTION OF THE EXECUTIVE OFFICERS 1995 BONUS PLAN

     HISTORY. The Compensation Committee (the "Committee") unanimously approved the adoption of the Executive Officers 1995 Bonus Plan (the "Bonus Plan"), on May 31, 1994.

     PURPOSE. The purpose of the Bonus Plan is to motivate executives to achieve the Company's financial performance objectives and to reward them when those objectives are met.

     ADMINISTRATION. The Bonus Plan will be administered by the Committee consisting of no fewer than two members of the Board, all of which members qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code.

     ELIGIBILITY. Participants in the Bonus Plan are chosen solely at the discretion of the Committee. All officers of the Company are eligible to participate in the Bonus Plan. No person is automatically entitled to participate in the Bonus Plan in any plan year.

     DETERMINATION OF AWARDS. Under the Bonus Plan, participants will be eligible to receive awards based upon the attainment and certification of performance criteria established by the Committee. The performance criteria are earnings per share, revenue growth and cash flow from operations (excluding certain capital investments and other extraordinary items). Awards are based upon the Company's level of achievement of the foregoing performance criteria and consist of a percentage of base salary tied to a matrix of the Company's performance criteria. The Committee adopts the performance criteria in advance of each fiscal year (or in advance of such other date as may be permitted under Internal Revenue Code Section 162(m)). The Committee also adopts at the same time a mathematical formula for the fiscal year which is applied to either reduce or increase an award if the Company's revenue growth for certain products changes in relation to the revenue growth of one or more of the Company's competitors designated by the Committee. With respect to the Company's current fiscal year, such determinations were made by the Compensation Committee at a meeting held on May 31, 1994. In order for participants to achieve a comparable bonus percentage of base salary as was awarded in fiscal year 1994, the Company will have to substantially outperform its fiscal year 1995 budget and/or outperform the revenue growth of one or more of selected key competitors.

     PAYMENT OF AWARDS. All awards will be paid in cash as soon as is practicable following determination of the award, unless the Committee has, prior to the grant of an award, received and approved, in its sole discretion, a request by a participant to defer receipt of an award in accordance with the Bonus Plan.

     ESTIMATE OF BENEFITS. The amounts that will be paid pursuant to the Bonus Plan are not currently determinable.

     AMENDMENT AND TERMINATION. The Committee may terminate the Bonus Plan, in whole or in part, may suspend the Bonus Plan, in whole or in part from time to time, and may amend the Bonus Plan from time to time, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or reconcile any inconsistency in the Bonus Plan or in any award granted thereunder so long as stockholder approval has been obtained if required in order for awards under the Bonus Plan to qualify as "performance-based compensation" under Code Section 162(m). No amendment, termination, or modification of the Bonus Plan may in any manner affect awards theretofore granted without the consent of the participant unless the Committee has made a determination that an amendment or modification is in the best interests of all persons to whom awards have theretofore been granted, but in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to such award.

     TERMINATION OF EMPLOYMENT. Should the participant's employment with the Company terminate for any reason during the plan year, the participant will not be eligible to receive an award under the Bonus Plan.

     FEDERAL INCOME TAX CONSEQUENCES. Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the Bonus Plan satisfies the requirements of Code Section 162(m), which limits the deductibility of nonperformance-related compensation paid to certain corporate executives. It is the Company's intention that the Bonus Plan be adopted and administered in a manner which maximizes the deductibility of compensation for the Company under Section 162(m) to the extent practicable and consistent with the Company's business considerations.

                    PROPOSAL NO. 3 -- AMENDMENT TO THE 1991

                        LONG-TERM EQUITY INCENTIVE PLAN

     At the Annual Meeting, the stockholders are being asked to approve the adoption of an amendment to the Company's 1991 Long-Term Equity Incentive Plan (the "1991 Plan"), as adopted by the Compensation Committee of the Board on May 31, 1994, which limits the number of options that may be granted to any individual in any given year under the 1991 Plan to 2,000,000 in order to preserve the Company's ability to deduct related compensation expenses for federal tax purposes under Code Section 162(m). There are currently no limits as to the number of options that may be granted to any individual in any given year.

     The 1991 Plan is intended to provide additional compensation and incentive to eligible individuals whose present and potential contributions are important to the continued success of the Company, to afford such persons an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to enlist and retain the best available talent for the successful conduct of its business.

REQUIRED VOTE

     Approval of the adoption of the amendment to the 1991 Plan requires the affirmative vote of the holders of a majority of shares of Common Stock present or represented and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present, and broker non-votes will not be treated as entitled to vote on this matter at the Annual Meeting.

             THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL
         OF THE AMENDMENT TO THE 1991 LONG-TERM EQUITY INCENTIVE PLAN.

PLAN ACTIVITY

     As of May 31, 1994, options to purchase an aggregate of 774,054 shares of Common Stock issued under the 1991 Plan had been exercised, and options to purchase 11,052,538 shares were outstanding. 6,173,408 shares remained available for future grants as of May 31, 1994.

     The table under the caption "Option/SAR Grants in Last Fiscal Year" provides information with respect to the grant of options under the 1991 Plan to the Chief Executive Officer and the next four most highly compensated executive officers during fiscal year 1994. The following table sets forth additional information with respect to options granted under the 1991 Plan during fiscal year 1994 to certain groups:

                                                          WEIGHTED AVERAGE      OPTIONS
                       IDENTITY OF GROUP                   EXERCISE PRICE       GRANTED
        ------------------------------------------------  ----------------     ---------
        All executive officers as a group (6 persons)...       $34.12            657,500
        Non-executive officer employees as a group
          (approximately 560 persons)...................       $30.12          3,331,100

DESCRIPTION OF THE 1991 PLAN AND OPTION TERMS

     The following is a summary of the principal provisions of the 1991 Plan, but it is not intended to be a complete description of all of the terms and provisions of the 1991 Plan. A copy of the 1991 Plan will be furnished to any stockholder upon written request to the Secretary of the Company at the principal executive offices of the Company in Redwood City, California.

     HISTORY. The 1991 Plan was adopted by the Company's Board of Directors on July 31, 1991 and was approved by the Company's stockholders on October 14, 1991, and a total of 10,000,000 shares of the Company's Common Stock were reserved for issuance thereunder. On October 11, 1993, the 1991 Plan was amended by the stockholders to increase the total number of shares reserved for issuance thereunder by 8,000,000.

     PURPOSE. The purpose of the 1991 Plan is to provide additional compensation and incentive to eligible employees, officers, directors, advisors and consultants whose present and potential contributions are important to the continued success of the Company, to afford such persons an opportunity to acquire a proprietary interest in the Company and to enable the Company to continue to enlist and retain the best available talent for the successful conduct of its business.

     ADMINISTRATION. The 1991 Plan is currently administered by the Compensation Committee (the "Committee"). Subject to the terms of the 1991 Plan, the Committee determines the persons who are to receive awards, the number of shares subject to each award, the terms and conditions of such awards and the dates of grants. The Committee also has the authority to construe and interpret any of the provisions of the 1991 Plan or any options granted thereunder. Such interpretations are binding on the Company and on the participants.

     ELIGIBILITY. All officers, directors (who are also employees or consultants of the Company), employees, advisors and consultants of the Company (or any subsidiary or affiliate of the Company) are eligible to receive awards under the 1991 Plan. The Company currently has approximately 50 subsidiary corporations that are eligible to participate in the 1991 Plan. As of August 29, 1994, approximately 12,000 employees were eligible to receive options under the 1991 Plan.

     OPTION AWARDS.  Both incentive stock options ("ISOs"), as defined in
Section 422(b) of the Code, and nonqualified stock options ("NQSOs"), may be granted under the 1991 Plan. The Committee determines whether an option granted under the 1991 Plan will be an ISO or an NQSO. The 1991 Plan limits the aggregate fair market value (determined as of the time the option is granted) of the shares with respect to which ISOs are exercisable for the first time by the optionee during any calendar year to not more than $100,000. There is no similar limit on NQSOs granted under the Plans.

     OTHER AWARDS. In addition to stock options, certain other awards may be granted under the 1991 Plan, although no such rights or awards have been granted to date under the 1991 Plan. The Committee may grant Stock Appreciation Rights ("SAR") together with related options, entitling the holder upon exercise to receive an amount in any combination of cash or Common Stock (as determined by the Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the related option for such shares. The Committee may also grant rights to purchase stock under such terms and conditions as it may determine. In addition, the Committee may grant stock bonus awards payable in cash or Common Stock based upon reasonable performance criteria the Committee deems appropriate.

     PERFORMANCE-BASED COMPENSATION LIMITATIONS. No employee shall be granted in any fiscal year of the Company options and SARs to acquire in the aggregate more than 2,000,000 shares of Common Stock. The foregoing limitation, which shall adjust proportionately in connection with any change in the Company's capitalization, is intended to satisfy the requirements applicable to options and SARs intended to qualify as performance-based compensation within the meaning of internal Revenue Code Section 162(m). In the event that the Committee determines that such limitation is not required to qualify options and SARs as performance-based compensation, the Committee may modify or eliminate such limitation.

     TERMS OF THE OPTIONS. Each option granted pursuant to the Plan is evidenced by a stock option grant (the "Grant") issued by the Company. An exercise notice and agreement (the "Exercise Notice") is to be completed by the optionee at the time an option is exercised. The Company does not receive any consideration from an optionee at the time an option is granted. The form of the Grant and the Exercise Notice may be amended by the Committee from time to time, subject to the terms of the Plans.

     Options may be granted under the 1991 Plan until July 30, 2001.

     Subject to the provisions of the 1991 Plan, the Committee may determine the vesting schedule of each option and other terms and conditions of exercisability. Options granted under the 1991 Plan typically vest in four equal annual installments starting from the date of grant, although vesting of an option may be accelerated by the Committee. The Committee also has the discretion to modify, extend or renew outstanding awards and to issue new awards in exchange for surrender of outstanding awards. The Committee also may cause the Company to purchase for cash or shares of Common Stock any option issued under the 1991 Plan.

     Generally, ISOs and NQSOs granted under the Plans must be exercised within ten years of the option grant date. Any ISO granted to a person owning 10% or more of the total combined voting power of all classes of stock of the Company or of any subsidiary of the Company (a "Ten Percent Stockholder") must be exercised within five years of the option grant date.

     The Committee determines the exercise price of each option granted, which is set forth in the Grant. Under the 1991 Plan, the exercise price of an NQSO granted to an employee may be less than the fair market value per share of the Company's Common Stock on the date the option is granted. In the case of an ISO, or in the case of an NQSO granted to a person other than an employee, the price shall be no less than 100% of the fair market value of a share of Common Stock at the time such option is granted, subject to certain conditions set forth in the 1991 Plan; provided that, in the case of an ISO granted to a holder of more than 10% of the Common Stock of the corporation, the price shall be no less than 110% of the fair market value of the Common Stock on the date the option is granted. The exercise price of options granted under the 1991 Plan, including all applicable withholding taxes, must be paid: (1) in cash; (2) by surrender of shares of the Company's Common Stock owned by the optionee for at least six months (or, in the case of payment of withholding taxes, by having the Company withhold from the shares to be issued upon exercise) having a fair market value on the date of surrender equal to the exercise price of the option (or the amount of the withholding obligation); (3) where permitted by applicable law and approved by the Committee, in its sole discretion, by tender of a promissory note; (4) by cancellation of indebtedness of the Company to the optionee; (5) by waiver of compensation due to or accrued by the optionee for services rendered;
(6) by a same-day sale commitment from the optionee and a qualified broker; (7) by a margin commitment from the optionee and a qualified broker; or (8) by any combination of the foregoing, where approved by the Committee in its sole discretion.

     DEFERRALS. The Committee may also permit participants to elect to defer receipt of benefits under the 1991 Plan or make automatic deferrals. The Committee may also provide and determine the amount of any deemed earnings for amounts deferred under the 1991 Plan.

     NONTRANSFERABILITY AND TERMINATION OF OPTIONS. Options granted under the Plan may not be transferred by the optionee other than by will or by the laws of descent and distribution. During the lifetime of the optionee, an option may be exercised only by the optionee or his or her legal representative.

     If an optionee's employment or other association with the Company or a subsidiary is terminated for any reason other than death or disability, any outstanding option, to the extent (and only to the extent) that it was exercisable on the date of such termination, must be exercised by the optionee the earlier of three months following such termination or the expiration of the option.

     CAPITAL CHANGES. If the number of outstanding shares of Common Stock of the Company is changed by a stock dividend, stock split, reverse stock split, combination, reclassification or similar change in the capital structure of the Company without consideration, the number of shares of Common Stock available for option grants under the 1991 Plan and the number of shares and the exercise price per share for each outstanding option will be proportionately adjusted, subject to any required action by the Board or stockholders of the Company.

     In general, in the event of a merger or consolidation in which the Company is not the surviving corporation, or the sale of all or substantially all of the assets of the Company, the vesting of all awards granted pursuant to the 1991 Plan will accelerate and the awards will become exercisable in full prior to the consummation of such event, at such times and on such conditions as the Committee determines, unless the successor corporation assumes the outstanding awards or substitutes substantially equivalent awards. In addition, if an employee's employment or other association with the Company's successor is terminated without cause within 12 months after consummation of a merger, consolidation or sale of assets, awards under the 1991 Plan will accelerate and become immediately and fully exercisable upon such termination.

     Notwithstanding the above, if 50% or more of the outstanding voting securities of the Company becomes beneficially owned (as defined in Rule 14d-3 promulgated by the SEC) by a person (as defined in Section 2(2) of the Securities Act of 1933 and in Section 13(d)(3) of the Securities Exchange Act of
1934) in a transaction or series of transactions expressly disapproved by the Board, then all outstanding awards shall become immediately exercisable with no further act or action required by the Board or the Committee.

     AMENDMENT AND TERMINATION. The Committee may amend or terminate the 1991 Plan at any time and in any respect, except that the Committee cannot, without the approval of the stockholders of the Company, amend the 1991 Plan in any manner that requires stockholder approval pursuant to the Code or the regulations thereunder or pursuant to Rule 16b-3 of the Exchange Act. No amendment of the 1991 Plan may adversely affect any outstanding option or unexercised portion thereof without the optionee's written consent. Subject to the specific terms of the 1991 Plan, the Committee may accelerate any award or option, reduce any applicable exercise price or waive any conditions or restrictions pursuant to such award or option at any time.

     If an option granted pursuant to the 1991 Plan expires or terminates for any reason without being exercised in whole or in part, the shares released from such option or award will again become available for grant and purchase under the 1991 Plan.

CERTAIN UNITED STATES FEDERAL INCOME TAX INFORMATION

     General. The following is a general summary as of the date of this Proxy Statement of the United States federal income tax consequences associated with participation in the 1991 Plan. The federal tax laws may change and the federal, state and local tax consequences for any participant will depend upon his or her individual circumstances. This information may not be applicable to employees of foreign subsidiaries or to participants who are not residents of the United States. All participants have been and are encouraged to seek the advice of a qualified tax advisor regarding the tax consequences of participation in the 1991 Plan. Any tax effects that accrue to foreign employees as a result of participation in the 1991 Plan will be subject to the tax laws of the countries in which such employees reside.

     Tax Treatment of the Optionee

     Incentive Stock Options. The optionee will recognize no income upon grant of an ISO and incur no tax on its exercise (unless the optionee is subject to the alternative minimum tax described below). If the optionee holds the stock acquired upon exercise of an ISO (the "ISO Shares") for one year after the date the option was exercised and for two years after the date the option was granted, the optionee generally will realize long-term capital gain or loss (rather than ordinary income or loss) upon disposition of the ISO Shares. This gain or loss will be equal to the difference between the amount realized upon such disposition and the amount paid for the ISO Shares.

     If the optionee disposes of ISO Shares prior to the expiration of either of the above required holding periods (a "disqualifying disposition"), the optionee will recognize ordinary income gain upon such disposition up to the difference between the fair market value of the ISO Shares on the date of exercise and the option exercise price. Any additional gain will be long-term or short-term capital gain, depending upon whether or not the ISO Shares were held for more than one year following the date of exercise by the optionee. A disposition of ISO Shares for this purpose includes not only a sale or exchange, but also a gift or other transfer of legal title (with certain exceptions). Long-term capital gain is taxed at a maximum federal income tax rate of 28% rather than the 39.6% maximum rate applicable to other income.

     Alternative Minimum Tax. Generally, the difference between the fair market value of stock purchased by exercise of an ISO (generally measured as of the date of exercise) and the amount paid for that stock upon exercise of the ISO is an adjustment to income for purposes of the alternative minimum tax. An alternative minimum tax adjustment applies unless a disqualifying disposition of the ISO Shares occurs in the same calendar year as exercise of the ISO. The alternative minimum tax (imposed to the extent it exceeds the taxpayer's regular tax) is 26% of an individual taxpayer's alternative minimum taxable income for alternative minimum taxable income up to $175,000 and 28% thereafter. Alternative minimum taxable income is determined by adjusting regular taxable income for certain items, increasing that income by certain tax preference items and reducing this amount by the applicable exemption amount ($45,000 in the case of a joint return, subject to reduction under certain circumstances).

     Nonqualified Stock Options. An optionee will not recognize any taxable income at the time an NQSO is granted. However, upon exercise of an NQSO the optionee will include in income as compensation an amount equal to the difference between the fair market value of the shares on the date of exercise (in most cases) and the optionee's purchase price. The included amount will be treated as ordinary income by the optionee and will be subject to income tax and FICA withholding by the Company (either by payment in cash by the optionee or withholding out of the optionee's salary) if the optionee is an employee. Upon the sale of the shares by the optionee, any subsequent appreciation or depreciation in the value of the shares will be treated as short term or long term capital gain or loss and will be taxable as long-term capital gain or loss if the optionee held the shares for more than one year following exercise of the NQSO.

     Tax Treatment of Insiders. Optionees who are officers or directors of the Company subject to Section 16(b) of the Exchange Act may be subject to special federal income tax treatment upon exercise of their options. In general, such optionees will be subject to tax with respect to income recognized upon exercise of their options upon the later to occur of (1) the date such income normally would be recognized under the principles described above, or (2) the expiration of the six-month forfeiture period under Section 16(b), unless such an optionee makes the election under Section 83(b) of the Internal Revenue Code to be taxed as of the date specified in (1). The amount of income will be measured by reference to the value of the shares acquired upon exercise as of the applicable date. Optionees subject to this special treatment should consult their own tax advisors for further information.

     Tax Treatment of the Company

     The Company will be entitled to a deduction in connection with the exercise of an NQSO by a domestic optionee to the extent that the optionee recognizes ordinary income and, if the optionee is an employee, the Company withholds tax, provided that the deduction is not disallowed under the provisions of Section 162(m) of the Code. The Company will be entitled to a deduction in connection with the disposition of ISO Shares only to the extent that the optionee recognizes ordinary income on a disqualifying disposition of the ISO Shares and will not be entitled to any deduction upon exercise of an ISO.

     ERISA. The Company believes that the 1991 Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.

                 PROPOSAL NO. 4 -- RATIFICATION OF SELECTION OF

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Company has engaged Arthur Andersen & Co. as its principal independent public accountants to perform the audit of the Company's financial statements for fiscal 1995. Arthur Andersen & Co. has audited the Company's financial statements for its last seven fiscal years. The Board of Directors expects that representatives of Arthur Andersen & Co. will be present at the Annual Meeting, will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

                THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
             RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN & CO.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the Company's Proxy Statement and form of proxy relating to the Company's 1995 Annual Meeting of Stockholders must be received by May 15, 1995. Stockholder proposals should be addressed to Raymond L. Ocampo, Jr., Senior Vice President, General Counsel & Secretary, Oracle Systems Corporation, Box 659507, Redwood City, California 94065.

                                 OTHER BUSINESS

     The Board of Directors does not presently intend to bring any other business before the meeting, and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

                                            By Order of the Board of Directors,

                                            RAYMOND L. OCAMPO, JR.
                                            Senior Vice President,
                                            General Counsel & Secretary

     ALL STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS MATTER.

[proxy card - front]

                           ORACLE SYSTEMS CORPORATION
                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                OCTOBER 10, 1994

     The undersigned hereby appoints LAWRENCE J. ELLISON and JAMES A. ABRAHAMSON, or either of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders of ORACLE SYSTEMS CORPORATION, to be held on Monday, October 10, 1994, at 1:30 p.m., in the Grand Ballroom of the Hotel Sofitel, 223 Twin Dolphin Drive, Redwood City, California, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters:

     1.  ELECTION OF DIRECTORS

         FOR all nominees listed below (except as marked to the contrary below): / /

         WITHHOLD AUTHORITY to vote for all nominees listed below:  /  /

         Nominees:  Lawrence J. Ellison, James A. Abrahamson, Michael J. Boskin,
                    Joseph B. Costello,
                    Donald L. Lucas, and Delbert W. Yocam.

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below)

- - --------------------------------------------------------------------------------

     2. PROPOSAL TO APPROVE THE ADOPTION OF THE COMPANY'S EXECUTIVE OFFICERS 1995 BONUS PLAN

                /  / FOR        /  / AGAINST       /  / ABSTAIN

     3. PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S 1991 LONG-TERM EQUITY INCENTIVE PLAN

                /  / FOR        /  / AGAINST       /  / ABSTAIN

     4.  PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

                /  / FOR        /  / AGAINST       /  / ABSTAIN

     5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.

                                    (Continued and to be signed on reverse side)

[proxy card - back]

(Continued from other side)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE SIX NOMINEES FOR ELECTION, TO APPROVE THE ADOPTION OF THE EXECUTIVE OFFICERS 1995 BONUS PLAN, THE AMENDMENT TO THE 1991 LONG-TERM EQUITY INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN & CO.

PROXY INSTRUCTIONS

1. Please sign exactly as the name or names appear on stock certificate (as indicated hereon).

2. If the shares are issued in the names of two or more persons, all such persons should sign the proxy.

3. A proxy executed by a corporation should be signed in its name by its authorized officers.

4. Executors, administrators, trustees, and partners should indicate their positions when signing.

    Dated:
    -------------------------------------, 1994

                                           -------------------------------------

                                           -------------------------------------
                                                        Signatures

STOCKHOLDERS ARE URGED TO DATE, MARK, SIGN, AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.